Exhibit 16.1

Lindsey Sonnier

From:	Poorvesh Thakkar [Poorvesh©hallgroupcpas.comj
Sent:	Thursday, March 05, 2015 3:32 PM
To:	Lindsey Sonnier
Subject:	Audit filings for Year 2014

Dear Lindsey,

Regrettably, we no longer perform public accounting audit work. Moreover, we no longer practice under the name The Hall Group, CPAs. Accordingly, we cannot complete any further work on your file or assist you in your public accounting needs. You may contact David Hall, CPA, to determine if David Hall, CPA is eligible to perform audit services for you going forward. Alternatively, you can visit the PCAOB's website to identify PCAOB registered public accounting firms that may be able to assist you going forward.

If you have any questions or concerns, you may contact Poorvesh Thakkar at 214 619 3029.

We thank you for your cooperation.

Poorvesh Thakkar
VP Operations

Poorvesh@hallgroupcpas.com

Office: 469 606 2942
Cell : 214 395 6757
FAX : 214 279 8092

4940 McDermott Rd, Ste 300

Plano TX 75024

Http://www.hallgroupcpas.com